Exhibit 10.2

FIRST AMENDMENT TO PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO PURCHASE AGREEMENT (this “Amendment”) is made by and between BEHRINGER HARVARD 1221 COIT LP, a Texas limited partnership (“Seller”), and CARTER VALIDUS PROPERTIES, LLC, a Delaware limited liability company (“Purchaser”), effective as of this ___ day of July, 2012.

WITNESSETH:

WHEREAS, Purchaser and Seller are parties to that certain Purchase Agreement, dated effective July 5, 2012, (the “Agreement”) regarding certain improved real property located at 1221 Coit Road, Plano, Texas (the “Property”); and

WHEREAS, Purchaser and Seller desire to amend the Agreement to provide the parties with sufficient time to obtain and address Title and Survey matters.

NOW, THEREFORE, in consideration of the foregoing, and in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.                  Definitions. Capitalized terms used herein without definition, shall have the meaning assigned in the Agreement.

2.                  Review of Commitment and Survey. Section 2.3 of the Agreement is amended in its entirety to read as follows:

“Purchaser acknowledges that it has received the Title Commitment, copies of all instruments referred to in Schedule B and Schedule C thereof, the Survey and a draft of an Updated Survey and has advised Seller that there are numerous defects in the draft Updated Survey. Purchaser shall have until 5 p.m. eastern time on July 27, 2012 to provide a written list of the defects in the draft updated Survey to the surveyor and to Seller. In the event that Purchaser does not deliver a list of purported defects to the Updated Survey by July 27, 2012, the Title Review Period (as defined below), will be deemed to commence on July 30, 2012. Thereafter, Purchaser shall have five (5) business days after the receipt of a revised Updated Survey purporting correct such defects (the “Title Review Period”) to notify Seller in writing of such objections as Purchaser may have to anything contained in the Commitment or the revised Updated Survey, including any defects contained in Purchaser’s written notice that were not corrected in the revised Updated Survey; provided, however, that Purchaser shall not have the right to object to any Permitted Exceptions described in Section 2.5 below. If Purchaser fails to object in writing to any item contained in the Commitment or the revised Updated Survey during the Title Review Period, Purchaser shall be deemed to have waived its right to object to such item, and such item shall thereafter be deemed a Permitted Exception. In the event that Purchaser objects to any item contained in the Commitment or the Survey within the Title Review Period (such items being herein referred to as “Title Defects”), Seller shall notify Purchaser in writing within five (5) business days following the date of Purchaser’s notice of such Title Defects (the “Cure Period”) that either (a) the Title Defects have been, or will be at or prior to Closing, removed from the Commitment or the Survey, as the case may be, or (b) Seller has failed or refuses to arrange to have the Title Defects removed. Purchaser shall not direct the surveyor to delay or not deliver a revised Updated Survey.”

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3.                  Expiration of Inspection Period. Section 2.7 of the Agreement is hereby deleted in its entirety.

4.                  Right of Termination. Section 3.3 of the Agreement is amended by adding the following sentence at the end thereof: “Notwithstanding the foregoing, the Inspection Period shall be extend until July 27, 2012 solely with respect to zoning matters, Purchaser’s right to terminate this Agreement under Section 3.3 of this Agreement being deemed to have been waived with respect to all other matters.

5.                  Notice. The last paragraph of Section 9.5 following the addresses for notice to the parties is deleted and replaced by the following:

“Any notice, request, consent, approval or other communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be (a) mailed by first class, United States mail, postage prepaid, certified, with return receipt requested, and addressed to the parties hereto at the address listed below, (b) hand delivered to the intended addressee, (c) sent by nationally recognized receipted overnight courier, or (d) sent by electronic facsimile (“Fax”) or email if such Fax or email is followed within three business days by a hard copy of the Fax or email communication sent by one of the other three specified delivery methods, charges prepaid and addressed as provided below or to such other address as the recipient party may from time to time specify by notice to the other party given in conformance with this Section 9.5. Any such notice shall be deemed to be delivered, given, and received for all purposes as of (A) three business days after being deposited in the United States mail, (B) the actual date of delivery or transmission, as shown on the postal or courier service receipt, or on the transmittal log sheet generated by the sending Fax machine, or as evidenced by the time of delivery on the email, if delivered or transmitted before 5:00 pm, recipient’s local time, on a Business Day (and, otherwise, on the first Business Day after the date of actual delivery or transmission) or (C) as of the actual date of attempted delivery (but not attempted but failed Fax transmission), if delivery is attempted but refused between the hours of 9:00 am and 5:00 pm, recipient’s local time, on a Business Day. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice.”

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6.                  Ratification. Purchaser and Seller ratify all other provisions of the Agreement, except as may be inconsistent with the specific terms of this Amendment.

7.                  Counterparts. This Amendment may be executed in as many counterparts as may be required and all counterparts shall collectively constitute a single instrument. An executed copy of this Amendment delivered by facsimile or e-mail shall have the effect of an original executed instrument.

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IN WITNESS WHEREOF, Seller and Purchaser have signed and delivered this Amendment to be effective as of the date first set forth above.

PURCHASER:

CARTER VALIDUS PROPERTIES, LLC, a
Delaware limited liability company

By:_____________________________
Name: John E. Carter
Title: Manager

SELLER:

BEHRINGER HARVARD 1221 COIT LP,
a Texas limited partnership

By:	Behringer Harvard 1221 Coit GP, LLC,
a Texas limited liability company, its
general partner

By:__________________________
Print Name:____________________
Title:_________________________

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